Exhibit 99.1

Fiscal Quarter Ended
October 31,2009

Mass Megawatts Reports for Second Fiscal Quarter Ended October 31,2009

WORCESTER, MA., December 17,2009 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC bulletin Board: MMGW.OB ) reports a net loss of $181,537 or  three cents per share in the three month period ending October 31,2009. In the same fiscal quarter last year, Mass Megawatts reported a net loss of $90,484 or two cents per share for the quarter ending October 31,2008.

Mass Megawatts has recently completed the installation of the first commercialized version of the Company’s new model at Hunter, New York.  Additionally, the Company’s recently developed Wind Diffuser (patent pending) is installed on the Hunter Project. The power curve on the new MAT System is projected to be higher than that of the previous version of the technology.

Mass Megawatts has continued to focus on the technologies for its Augmenter System, Furling System, and Controller. The newest version of the Augmenter is an improvement of methods to increase wind velocity, leading to a substantial increase in energy produced, yet, the Company’s development path has substantially reduced production costs on the technology.

In the past 12 months, more than $7 billion worldwide was invested in new wind power plants within wind power industry worldwide.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com